Exhibit 10.78

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into this 28th day of October, 2009 (the “Effective Date”) by and between Syngenta Participations AG, a corporation organized under the laws of Switzerland (“Syngenta”) and Verenium Corporation (formerly Diversa Corporation), a Delaware corporation (“Verenium”). In this Agreement, Syngenta and Verenium are referred to individually as a “Party” and collectively as the “Parties.”

Background

The Parties have undertaken collaborative research efforts since 1999 and are currently operating under a License and Research Agreement, dated December 31, 2006 (the “LRA”), which agreement superseded the Amended and Restated Research Collaboration Agreement, by and between the Parties as of January 3, 2003, as amended May 28, 2004 (the “Collaboration Agreement”). The Parties now desire to terminate the LRA and set forth their respective rights and obligations with respect to all biomolecules developed pursuant to the LRA and the Collaboration Agreement. This Separation Agreement will supersede and replace in its entirety the LRA and the Collaboration Agreement.

1.        Definitions.

1.1      “[…***…]” means the protein sequence as disclosed in Patent Application number US […***…].

1.2      “Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. As used in this definition, control means ownership, directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party has the right to designate a majority of the board of directors or equivalent governing body of a corporation or other entity or otherwise has the right to control management of such corporation or other entity, or if such level of ownership or control is prohibited in any country, any entity owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

1.3      “[…***…] Project” means the research project under the LRA for generating […***…].

1.4      “Animal Nutrition” means the use of Biomolecules in feed applications to alter, modify or improve feed conversion and/or animal nutrition, but excluding all vaccines and therapeutic applications.

1.5      “Biomass” means material that originates from Plants which can be or is intended to be used as a feedstock in the research, development and/or production of biofuels and bioproducts, including without limitation bioethanol, biodiesel, other fuels for energy applications and chemicals for any purpose, including without limitation agricultural, food and non-food crops and their residues and wastes (e.g. normally non-food material from crops such as stalks, leaves, husks, seed fiber, hulls), forestry residues and wastes (e.g. wood chips, sawdust, cardboard, pressboard, dead trees, tree branches), municipal solid waste (e.g. household garbage and paper products), food processing and other industrial wastes, energy crops (e.g. fast growing trees and grasses grown for this purpose), including, but not limited to, corn stover, switchgrass, and sugar cane bagasse, as well as trees; Biomass is often significantly composed of cellulose, hemi cellulose and lignin structures and may also include oil crops and starch components of crops.

1.6      “Biomolecule” means any Gene, DNA, RNA, and protein or chemical entity the synthesis of which is directed by such Gene or Gene pathway, which protein or chemical entity was produced by an organism.

1.7      “Collaboration Materials” means (i) any Biomolecule (a) discovered or identified under the research program conducted pursuant to the terms of the Collaboration Agreement or the LRA or (b) otherwise delivered by Verenium to Syngenta pursuant to the terms of the LRA or the Collaboration Agreement, which Biomolecules are identified in Exhibit A and those variants of such Biomolecules identified in the data and results arising out of the research and development program conducted pursuant to the LRA or the Collaboration Agreement, and (ii) all data, information and materials with respect to any Biomolecule generated by Verenium pursuant to the terms of the LRA or the Collaboration Agreement, delivered by Verenium to Syngenta pursuant to the terms of the LRA or Collaboration Agreement, or obligated to be delivered by Verenium to Syngenta pursuant to the LRA or the Collaboration Agreement or to be delivered by Syngenta to Verenium, as set forth in Exhibit F. For the avoidance of doubt, Collaboration Materials include, but are not limited to all such materials, data and information described above: (a) and designated by the Parties as […***…]; (b) developed for use in the field of Animal Nutrition; (c) pertaining to alpha and gluco amylases, commonly referred to by the Parties as […***…]; and (d) developed, delivered or evolved during the performance of the Joint Bagasse Project or continuing work on such project (i) by Verenium as of the Effective Date, or (ii) by Verenium in the course of performance of the […***…] Project between the Effective Date and termination of the […***…] Project.

1.8      “Confidential Information” of a Party means any and all any confidential information of such Party or any data, technical and economic information (including the economic terms hereof), commercialization, and research strategies and Know-How and other information provided by such Party during the performance of this Agreement, during the term of the LRA, during the term of the Collaboration Agreement or during the negotiation of this Agreement, the Collaboration Agreement, the License Agreement or the Transaction Agreement or in connection with the transactions contemplated thereby, or any Patent Rights, Know-How and materials solely owned by such Party or otherwise Controlled by such Party by virtue of rights granted by a Third Party furnished to the other Party by such Party pursuant to this Agreement, the LRA, the Collaboration Agreement, the License Agreement or the Transaction Agreement or the transactions contemplated thereby.

1.9      “Control,” “Controls,” or “Controlled” means possession of the ability to grant the licenses or sublicenses as provided for herein (other than by virtue of any license granted pursuant to this Agreement or the License Agreement) without violating the terms of any agreement or other arrangement with any third party.

1.10    “Disclosing Party” means the Party providing or disclosing the Confidential Information to the other Party.

1.11    “[…***…] Project” means the project […***…].

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1.12      “Gene” means a polynucleotide sequence which can be transcribed into RNA and generally encodes a protein, optionally together with its regulatory sequences.

1.13      “Joint Bagasse Project” means the collaborative project directed to the conversion of sugar cane Biomass conducted pursuant to the terms of the Collaboration Agreement and the LRA.

1.14      “Know-How” means all proprietary ideas, inventions, data, instructions, processes, trade secrets, devices, methods, formulae, materials, protocols and marketing and other information, including improvements thereon, whether or not patentable, including, without limitation, biological, chemical, toxicological, physical and analytical, safety, manufacturing and quality control data and information, which are (a) not publicly available and not covered by Patent Rights, but which (i) are necessary or useful for the commercial exploitation of the Patent Rights or (ii) otherwise relate to Biomolecules or products that contain or incorporate Biomolecules or are manufactured or produced using Biomolecules, and (b) Controlled by a Party or its Affiliate as of the Effective Date (including those based on or derived from information or inventions generated in the course of the research program conducted under the LRA or the Collaboration Agreement).

1.15      “[…***…] Project” the project performed under the LRA or the Collaboration Agreement designated by the Parties as the […***…] Project.

1.16      “License Agreement” means that certain Intellectual Property Rights License Agreement, dated as of December 3, 2002, between Verenium and Syngenta, as amended in accordance with its terms.

1.17      “Microbial Expression” means a microbial fermentation process for Biomolecules, including, without limitation, bacterial, fungal and yeast based fermentation. For avoidance of doubt, algae should not be considered a microbe for the purpose of the Agreement, and “Microbial Expression “ shall not include expression in algae.

1.18      “Patent Rights” means any United States or foreign patent or patent application, and any division, continuation, continuation-in-part, reissue, reexamination, extension or other governmental action that extends the subject matter of such patent or patent application, substitution, confirmation, registration or revalidation of the foregoing, in each case, that claims a Biomolecule or a product which consists of, incorporates or is made through the use of such Biomolecule or a method or process for the manufacture or use thereof and that is Controlled by Syngenta or Verenium or their respective Affiliates, or jointly by Syngenta and Verenium as of the Effective Date (including those inventions made in the course of the research program conducted under the Collaboration Agreement or the LRA).

1.19      “Plant” means a monocotyledonous or dicotyledonous plant, or an angiosperm, a gymnosperm or a pteridophyte. For avoidance of doubt “Plants” shall not include algae.

1.20      “Plant Gene” means a Gene which is native to a Plant or a Gene modified for expression in Plants.

1.21      “Receiving Party” means the Party to whom the Disclosing Party provides or discloses Confidential Information.

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1.22      “Sublicensee” means (i) with respect to Syngenta, a Third Party which receives from Syngenta or its Affiliate a license or sublicense, and (ii) with respect to Verenium, a Third Party which receives from Verenium or its Affiliate a license or sublicense.

1.23      “Syngenta Know-How” means any Know-How Controlled by Syngenta or its Affiliates as of the Effective Date.

1.24      “Syngenta Patent Rights” means any Patent Rights Controlled by Syngenta or its Affiliates, including, without limitation, the Patent Rights specified in Section 10.1(a). Syngenta Patent Rights shall not include the Assigned Patents or any Patent Rights that were assigned to Syngenta by Verenium pursuant to the LRA or the Collaboration Agreement as a result of Verenium’s decision not to file for or prosecute such Patent Rights, which Patent Rights shall be owned solely and exclusively by Syngenta without further obligation to Verenium.

1.25      “Third Party” means any party other than Syngenta, Verenium or an Affiliate of either of them.

1.26      “TMRI Platform Technology” means all tools, technologies and methods relating to proteomics, metabolomics, RNA dynamics and bioinformatics and methods to analyze and link these components of genomics, which are both (i) not publicly available and were proprietary to or Controlled by Syngenta or its Affiliates immediately prior to the closing of the transactions under the Transaction Agreement, and (ii) claimed or disclosed within the patent applications and patents listed on Exhibit A to the License Agreement or are within the scope of the material trade secrets related thereto, a written description of such material trade secrets having been previously provided by Syngenta prior to signing the Transaction Agreement.

1.27      TMRI Platform Technology Improvements” means any enhancement or improvement to the TMRI Platform Technology, whether or not patentable, made, conceived or reduced to practice solely by any employee or consultant of Syngenta, solely by any employee or consultant of Verenium or jointly by any employee or consultant of Syngenta and any employee or consultant of Verenium at any time after the effective date of the Collaboration Agreement, and all Patent Rights and Know-How that claim, disclose or cover such enhancement or improvement.

1.28      “Transaction Agreement” means that certain Transaction Agreement, dated as of December 3, 2002, among Torrey Mesa Research Institute, Verenium and Syngenta, as amended in accordance with its terms.

1.29      “Transgenic Expression” means expression or production of Biomolecules in Plants or using Plant Genes.

1.30      “Verenium Know-How” means any Know-How Controlled by Verenium or its Affiliates as of the Effective Date.

1.31      “Verenium Patent Rights” means any Patent Rights Controlled by Verenium or its Affiliates, including, without limitation, the Patent Rights specified in Section 10.1(b).

2.         Collaboration Material Rights.    The Parties acknowledge and agree that each of the Parties have the following rights with respect to the Collaboration Materials:

2.1      Syngenta Rights. Syngenta shall retain all rights under the Syngenta Patent Rights and Syngenta Know-How, and Verenium hereby grants to Syngenta and its Affiliates a perpetual, irrevocable, royalty free, fully paid, exclusive, worldwide license, with the right to sublicense, under the Verenium Patent Rights and Verenium Know-How, to make, have made and use Biomolecules included in the Collaboration Materials expressed or produced through Transgenic Expression and to use data and information included in the Collaboration Materials, in each case to develop, have developed, use, have used, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of any Biomolecules included in the Collaboration Materials expressed or produced through Transgenic Expression.

          In addition, the Parties acknowledge and agree that Syngenta shall have a perpetual, irrevocable, royalty free, fully paid, exclusive, worldwide license, with the right to sublicense, under the Verenium Patent Rights and Verenium Know-How, to make, have made and use[…***…] (also known as […***…]) and to use data and information included in the Collaboration Materials, in each case to develop, have developed, use, have used, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of […***…].

           The rights of Syngenta and its Affiliates with respect to the Collaboration Materials as set forth in this Section 2.1 and Section 2.3 and the rights of Syngenta described in Section 3 are referred to as the “Syngenta Rights.”

          Verenium expressly agrees that no further milestones, royalties or other payments shall be due to Verenium with respect to the exercise of any of the Syngenta Rights. In no event shall Syngenta’s commercialization or sublicensing of any Syngenta Rights or any of the Syngenta Patent Rights or Syngenta Know-How trigger any additional fees or payment obligations from Syngenta to Verenium. The Parties agree that this paragraph does not limit any obligation of Syngenta for indemnification pursuant to Section 14 or for breach of this Agreement.

2.2      Verenium Rights. Subject to the research license set forth in Section 2.3 below, and to Section 2.1 above with respect to the exclusive rights to […***…], Verenium shall retain all rights under the Verenium Patent Rights and Verenium Know-How, to make, have made and use the Biomolecules included in the Collaboration Materials expressed or produced through Microbial Expression, and to use data and information included in the Collaboration Materials, in each case to use, develop, have developed, use, have used, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of any Biomolecules included in the Collaboration Materials expressed or produced through Microbial Expression.

          In addition, Syngenta hereby grants to Verenium and its Affiliates a perpetual, irrevocable, royalty free, fully paid, exclusive, worldwide license, with the right to sublicense, under the Syngenta Patent Rights and Syngenta Know-How, to make, have made and use Biomolecules included in the Collaboration Materials expressed or produced through Microbial Expression and to use data and information included in the Collaboration Materials, in each case to develop, have developed, use, have used, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of any Biomolecules included in the Collaboration Materials expressed or produced through Microbial Expression.

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          The rights of Verenium and its Affiliates with respect to the Collaboration Materials as set forth in this Section 2.2 and the rights of Verenium described in Section 3 and with respect to Assigned Patents as set forth in Section 10.3 are referred to as the “Verenium Rights.”

          Syngenta expressly agrees that no milestones, royalties or other payments shall be due to Syngenta with respect to the exercise of the Verenium Rights or any improvements thereto. In no event shall Verenium’s commercialization or sublicensing of any Verenium Rights or any of the Verenium Patent Rights or Verenium Know-How trigger any fees or payment obligations from Verenium to Syngenta. The Parties agree that this paragraph does not limit any obligation of Verenium for indemnification pursuant to Section 14 or for breach of this Agreement.

2.3      Research Rights. Verenium hereby grants to Syngenta and its Affiliates a perpetual, royalty free, world-wide license, with the right to sublicense for the purpose of conducting work by or on behalf of Syngenta or its Affiliates, under the Verenium Patent Rights and Verenium Know-How to develop, have developed, make, have made and use Biomolecules included in the Collaboration Materials expressed or produced through Microbial Expression solely for the purpose of research and development of such Biomolecules for production or expression through Transgenic Expression pursuant to the license granted in Section 2.1. For clarification, in no event shall Syngenta or its Affiliates have any license to commercialize any Biomolecules included in the Collaboration Materials expressed or produced through Microbial Expression or products based thereon.

2.4.      Joint Rights. Each of the Parties shall have a perpetual, irrevocable, royalty free, fully paid, non-exclusive, worldwide license, with the right to sublicense, under the Verenium Patent Rights, the Verenium Know-How, the Syngenta Patent Rights and the Syngenta Know-How to make, have made and use Biomolecules included in the Collaboration Materials expressed or produced through any form of expression or production of Biomolecules, other than Transgenic Expression and Microbial Expression, and to use data and information included in the Collaboration Materials, in each case to develop, have developed, use, have used, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of any Biomolecules included in the Collaboration Materials expressed or produced through any form of expression or production of Biomolecules other than Transgenic Expression and Microbial Expression. The joint rights set forth in this Section 2.4 shall specifically include expression or production of Biomolecules in algae.

3.        Additional Rights. In addition to the rights set forth in Section 2 above and without changing any of the rights with respect to the Collaboration Materials as set forth in Section 2.1 above:

3.1      TMRI Platform Technology Improvements. The Parties hereby acknowledge and agree that (a) Verenium shall own all TMRI Platform Technology Improvements, and shall be entitled to use the foregoing for any purpose, subject to the provisions of Sections 10.1 and 3.1(b) with respect to TMRI Platform Technology Improvements included in the data and results arising out of the research program conducted pursuant to the terms of the Collaboration Agreement or pursuant to Section 3 of the LRA, and (b) Verenium hereby grants Syngenta and its Affiliates a perpetual, irrevocable, non-exclusive, royalty-free, worldwide license, with the right to sublicense, to use the TMRI Platform Technology Improvements which are owned or otherwise Controlled by Verenium pursuant to Section 3.1(a) in the Syngenta Exclusive Field and in the Former Syngenta Exclusive Field (as such terms are defined in the LRA).

3.2      […***…] Project and […***…] Project. Verenium further acknowledges and agrees that Syngenta solely owns all right, title and interest in and to (i) all proprietary ideas, inventions, data, instructions, processes, trade secrets, devices, methods, formulae, materials, protocols and marketing, information, software (including source code), documentation, hardware, designs, plans, apparatus, systems and the like (including, without limitation, the leaf sampling platform) generated in the course of the […***…] Project conducted by the Parties under the Collaboration Agreement and/or under the LRA, including all intellectual property rights therein; and (ii) all materials, Biomolecules, proprietary ideas, inventions, data, processes, trade secrets, methods, formulae, materials protocols and the like generated in the course of the […***…] Project conducted by the Parties under the Collaboration Agreement and/or under the LRA, including all intellectual property rights therein. Verenium agrees to cooperate fully in the preparation, filing and prosecution of any intellectual property rights pursuant to this Section 3.2, including without limitation, provide all materials (including assignments of rights, power of attorney, etc.) and information, and shall sign all documents and make all declarations necessary for Syngenta to apply for and pursue such intellectual property protection or to otherwise reasonably assist Syngenta in its intellectual property-related activities.

4.      […***…]. Syngenta has previously sublicensed Microbial Expression rights in certain of its Collaboration Materials to […***…] pursuant to an exclusive license in all fields excluding any plant expression systems, dated […***…] (the “[…***…] Agreement”). Upon execution of this Agreement, the Parties hereby agree that the […***…] Agreement shall be assigned in its entirety to Verenium and Verenium hereby agrees to accept assignment of the […***…] Agreement in full and to assume all Syngenta obligations, rights and responsibilities under the […***…] Agreement in accordance with the terms and conditions of the […***…] Assignment Agreement attached hereto as Exhibit C, provided that Verenium shall not assume any liabilities or obligations of Syngenta under the […***…] Agreement that arose prior to the date of such assignment or that arise after the date of such assignment and relate to any breach by Syngenta of the […***…] Agreement prior to such assignment date or any event, circumstance or condition occurring or existing on or prior to such assignment date that, with notice or lapse of time, would constitute or result in a breach by Syngenta of the […***…] Agreement.

5.      […***…]. Syngenta entered into a Limited Exclusive Worldwide Patent License Agreement for […***…] Technology, dated […***…], with […***…] (the “[…***…] Agreement”) for Microbial Expression rights in and to the […***…] Collaboration Materials identified in Exhibit A as the “[…***…] Molecules.” Verenium has reviewed and consented to the terms and conditions of the […***…] Agreement and hereby agrees that upon execution of this Agreement, the […***…] Agreement shall be assigned in its entirety to Verenium and Verenium hereby agrees to accept assignment of the […***…] Agreement in full and to assume all Syngenta obligations, rights and responsibilities under the […***…] Agreement in accordance with the terms and conditions of the […***…] Assignment Agreement attached hereto as Exhibit D, provided that Verenium shall not assume any liabilities or obligations of Syngenta under the […***…] Agreement that arose prior to the date of such assignment or that arise after the date of such assignment and relate to any breach by Syngenta of the […***…] Agreement prior to such assignment date or any event, circumstance or condition occurring or existing on or prior to such assignment date that, with notice or lapse of time, would constitute or result in a breach by Syngenta of the […***…] Agreement. The Parties further acknowledge and agree that pursuant to the terms and conditions of the […***…]Agreement, Syngenta received an upfront payment in the amount of $[…***…]. Within thirty (30) days of the Effective Date, Syngenta shall deliver to Verenium by wire transfer a portion of such upfront payment equal to $[…***…]. Verenium agrees that Syngenta shall have no obligation to make any additional payments to Verenium under the […***…] Agreement, including but not limited to payments based on amounts received by Syngenta prior to the assignment of the […***…] Agreement to Verenium, except as set forth in this Section 5.

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6.        Improvements.

6.1      Syngenta Improvements. The Parties acknowledge and agree that Syngenta and its Affiliates and Sublicensees and any party that acquires rights to any Biomolecule included in the Collaboration Material from Syngenta (the “Syngenta Parties”) shall have the right to optimize, enhance and modify any Biomolecules included in the Collaboration Materials without payment or other obligations to Verenium. All such improvements to any Biomolecules included in the Collaboration Materials made by or on behalf of a Syngenta Party after the Effective Date of this Agreement (“Syngenta Improvements”) shall be owned by such Syngenta Party, and such Syngenta Party shall have the right to file for patent rights on such Syngenta Improvements and shall control prosecution, maintenance, enforcement and defense of any such patent rights in or to such Syngenta Improvements (“Syngenta Improvement Patent Rights”).

6.2      Verenium Improvements. The Parties acknowledge and agree that Verenium and its Affiliates and Sublicensees and any party that acquires rights to any Biomolecule included in the Collaboration Material from Verenium (the “Verenium Parties”) shall have the right to optimize, enhance and modify any Biomolecules included in the Collaboration Materials without payment or other obligations to Syngenta, other than the obligations set forth in this Agreement. All such improvements to any Biomolecules included in the Collaboration Materials made by or on behalf of a Verenium Party after the Effective Date of this Agreement (“Verenium Improvements”) shall be owned by such Verenium Party, and such Verenium Party shall have the right to file for patent rights on such Verenium Improvements and shall control prosecution, maintenance, enforcement and defense of any such patent rights in or to such Verenium Improvements (“Verenium Improvement Patent Rights”). Notwithstanding the foregoing, the Parties acknowledge and agree that modifications to Biomolecules that were developed in the Joint Bagasse Project, which modifications are made in the course of performance of the […***…] Project between the Effective Date and termination of the […***…] Project shall be Biomolecules included in the Collaboration Materials but shall not be considered Verenium Improvements.

6.3      Verenium Non-Assert. In the event that the practice of any Syngenta Improvement to use, develop, have developed, make, have made, import, have imported, export, have exported, sell offer for sale and have sold products which consist of, incorporate or are made through the use of such Syngenta Improvement expressed or produced through Transgenic Expression would infringe (i) any Verenium Patent Rights, or (ii) any Verenium Improvement Patent Rights that claim a Verenium Improvement that […***…], then Verenium hereby covenants to Syngenta that Verenium and its Affiliates will not, and Verenium will cause the applicable Verenium Party that owns any Verenium Improvement Patent Rights not to, assert or enforce such Verenium Patent Rights or such Verenium Improvement Patent Rights against any Syngenta Party solely with respect to the Syngenta Party’s manufacturing, having manufactured or using such Syngenta Improvement to use, develop, have developed, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of any Syngenta Improvement expressed or produced through Transgenic Expression.

6.4      Syngenta Non-Assert. In the event that the practice of any Verenium Improvement to use, develop, have developed, make, have made, import, have imported, export, have exported, sell offer for sale and have sold products which consist of, incorporate or are made through the use of such Verenium Improvement expressed or produced through Microbial Expression would infringe (i) any Syngenta Patent Rights, or (ii) any Syngenta Improvement Patent Rights that claim a Syngenta Improvement that

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[…***…], then Syngenta hereby covenants to Verenium that Syngenta and its Affiliates will not, and Syngenta will cause the applicable Syngenta Party that owns any Syngenta Improvement Patent Rights not to, assert or enforce such Syngenta Patent Rights or such Syngenta Improvement Patent Rights against any Verenium Party solely with respect to such Verenium Party’s manufacturing, having manufactured or using such Verenium Improvement to use, develop, have developed, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of any Verenium Improvement expressed or produced through Microbial Expression.

7.      Material Production. Verenium hereby agrees that for a period of […***…] from the Effective Date, Verenium shall continue to supply Syngenta with sufficient quantities of Biomolecules listed on Exhibit A as reasonably necessary for Syngenta to exercise the Syngenta Rights. Verenium shall, upon request by Syngenta, supply such Biomolecules to Syngenta at […***…] and Syngenta shall pay Verenium such amount within thirty (30) days after the date of an undisputed invoice for such amount. In an effort to transition the supply of Biomolecules within the Collaboration Materials from Verenium to a third party supplier identified by Syngenta, Verenium will provide Syngenta with the following information with regard to the manufacturing process used by Verenium with regard to such Biomolecules within the Collaboration Materials: (i) all information regarding […***…], and which is necessary for the third party supplier to manufacture and recover such Biomolecule, as well as the […***…]; and (ii) for […***…], Verenium will provide Syngenta with […***…]. In addition, within thirty (30) days of the Effective Date, Verenium agrees to provide Syngenta with all materials that Syngenta has paid for Verenium to manufacture, but that have not yet been delivered as of the Effective Date of this Agreement as set forth in Exhibit E, solely for use by Syngenta in exercising the Syngenta Rights. Verenium will also deliver to Syngenta […***…], solely for use by Syngenta in exercising the Syngenta Rights.

8.      Information Delivery. Within thirty (30) days of the Effective Date of this Agreement (which may be extended by Verenium to up to sixty (60) days after the Effective Date as necessary to allow sufficient time for delivery), Verenium will deliver to Syngenta electronic copies of the following solely for use by Syngenta in exercising the Syngenta Rights: (i) all information, including but not limited to all […***…], and (ii) all […***…] that Verenium was obligated to have provided to Syngenta pursuant to the terms of and during the term of the LRA and the Collaboration Agreement, and which have not already been provided to Syngenta as set forth in Exhibit F. Within thirty (30) days of the Effective Date of this Agreement, Syngenta will deliver to Verenium electronic copies of all […***…] that Syngenta was obligated to have provided to Verenium and which have not already been provided to Verenium pursuant to the terms of and during the term of the LRA and the Collaboration Agreement as set forth in Exhibit F to the extent containing Collaboration Materials and solely for use by Verenium in exercising the Verenium Rights. During the delivery period specified above, but in no event later than sixty (60) days after the Effective Date, upon Syngenta’s request, the Parties will meet in person to facilitate the transfer of all such information described in this Section 8. The Parties shall make commercially reasonable efforts to cooperate and provide such information in a timely manner, and each Party agrees to comply with any reasonable request of the other Party to meet to discuss and review any information or material transfer necessary to comply with the transfer obligations under this Agreement.

9.      [Reserved.]

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10.        Patent Prosecution.

10.1      Ownership of Intellectual Property Rights.

             (a)      Syngenta or its Affiliates shall retain all ownership rights to all Patent Rights, Know-How and materials filed in the name of, made or owned by Syngenta or its Affiliates as of, or acquired by Syngenta or its Affiliates as of, the Effective Date, including rights owned by or assigned to Syngenta pursuant to the LRA, including, without limitation, the patents and patent applications set forth in Exhibit B.

             (b)      Verenium or its Affiliates shall retain all ownership rights to all Patent Rights, Know-How and materials filed in the name of, made or owned by Verenium or its Affiliates as of, or acquired by Verenium or its Affiliates as of, the Effective Date, including rights owned by or assigned to Verenium pursuant to the LRA, including, without limitation, Verenium’s proprietary nucleic acid libraries and all improvements to Verenium’s discovery and evolution technologies, and all its screening assays, robotic devices and software related thereto.

10.2      Filing of Patents. Subject to the provisions of Section 10.3, Verenium shall have the right, in its own discretion, to file for, prosecute and maintain (including the defense of interferences, oppositions and similar proceedings) all Verenium Patent Rights and Verenium Improvement Patent Rights. Syngenta shall have the right, in its own discretion, to file for, prosecute and maintain (including the defense of interferences, oppositions and similar proceedings) all Syngenta Patent Rights and Syngenta Improvement Patent Rights. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any Patent Rights under this Agreement, including without limitation executing all papers and instruments or requirement its employees or consultants, to execute such papers and instruments as may be reasonably required, so as to enable the other Party to apply for and to prosecute its Patent Rights in any country.

10.3      Notice of Discontinued Prosecution. If at any time Verenium does not wish to file or wishes to discontinue the prosecution or maintenance of any patent application or patent within the Verenium Patent Rights licensed to Syngenta under Section 2.1 filed in any country, on a country-by-country basis, Verenium shall (and shall obligate its outside patent counsel to) give notice of such intention to Syngenta at least sixty (60) days prior to the date in which failure to take action would cause such patent application or patent to lapse or otherwise be abandoned. Syngenta will then have the right, but not the obligation, to assume responsibility for the prosecution of any such Verenium Patent Rights in the applicable country, at its own expense, by giving notice to the Verenium of such intention within thirty (30) days. In such event, Verenium shall assign all of its rights in such Patent Rights to Syngenta and such rights shall become Syngenta Patent Rights subject to the license granted in Section 2.2. In addition, Verenium hereby agrees to assign to Syngenta the Patent Rights set forth in Exhibit G (the “Assigned Patents”). Within thirty (30) days following the execution of this Agreement, Verenium shall deliver to Syngenta Patent Rights assignment documents substantially in the form set forth in Exhibit H. Syngenta hereby acknowledges and agrees that it will not broaden the scope of the claims in the Assigned Patents to claim subject matter beyond […***…]. In addition, to the extent that the Assigned Patents claim any Biomolecule other than […***…], Verenium shall have a perpetual, irrevocable, royalty free, fully paid, exclusive, worldwide license, with the right to sublicense under the Assigned Patents, to make, have made and use such Biomolecules expressed or produced through Microbial Expression and to use data and information included in the Collaboration Materials, in each case to develop, have developed, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of any such Biomolecules expressed

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or produced through Microbial Expression. In addition, at Verenium’s election and expense, Verenium may file, prosecute and maintain a divisional claiming any Biomolecule other than […***…] claimed by the Assigned Patents.

10.4      Patent Enforcement and Defense. In the event either Party becomes aware of (i) any actual or threatened infringement or use of any Syngenta Patent Rights (if the Party becoming aware of the action is Verenium) or Verenium Patent Rights (if the Party becoming aware of the action is Syngenta), or (ii) any allegation by a Third Party that the exercise of the rights granted to either Party under this Agreement infringes or may infringe the intellectual property rights of such Third Party (a “Third Party Infringement Claim”), that Party shall promptly notify and provide full details to the other Party provided that neither Party shall be required to provide information if it would waive attorney client privilege or would be a breach of confidentiality obligations with a third party. Syngenta shall have sole discretion with respect to enforcement, defense and settlement of Syngenta Patent Rights and Syngenta Improvement Patent Rights and Verenium shall have sole discretion with respect to enforcement, defense and settlement of Verenium Patent Rights and Verenium Improvement Patent Rights. In addition, with respect to (a) infringement of any patent included in the Verenium Patent Rights or any Third Party Infringement Claim against Verenium that is likely to have a material adverse effect on any product being developed or commercialized by Syngenta or its Affiliates or Sublicensees pursuant to a license granted under this Agreement or (b) infringement of any patent included in the Syngenta Patent Rights or any Third Party Infringement Claim against Syngenta that is likely to have a material adverse effect on any product being developed or commercialized by Verenium or its Affiliates or Sublicensees pursuant to a license granted under this Agreement, Syngenta (in the case of subsection (a)) or Verenium (in the case of subsection (b)) shall have the right, at its own expense, to be represented in any action brought with respect to such infringement by counsel of its own choice, and, if Verenium with respect to such Verenium Patent Rights or Syngenta with respect to such Syngenta Patent Rights fails to bring an action or proceeding prior to the earlier of (i) a reasonable time following the receipt of notice of such alleged infringement not to exceed […***…] or (ii) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, the other Party shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and the Party that owns the Patent Rights shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any patent infringement litigation or claim under this Section 10.4 in a manner that diminishes the rights of the other Party under this Agreement without the prior written consent of such other Party.

10.5      Patent Challenge. Each Party and its Affiliates agrees to support the other in any defense against a challenge to the issuance, validity or enforceability of any of the Patent Rights assigned to said other Party under this Agreement, the LRA or the Collaboration Agreement.

10.6      No Unauthorized Use. Verenium hereby covenants that it will not practice or use the Syngenta Patent Rights or Syngenta Know-How or use any Collaboration Materials or materials or information provided to it by Syngenta pursuant to the terms of this Agreement, except as expressly permitted in this Agreement. Syngenta hereby covenants that it will not practice or use the Verenium Patent Rights or Verenium Know-How or use any Collaboration Materials or materials or information provided to it by Verenium pursuant to the terms of this Agreement, except as expressly permitted in this Agreement. Notwithstanding the above, nothing in this Agreement shall prohibit either Party from using outside the scope of this Agreement information which is in the public domain, unless the use of such information would infringe issued, valid Patent Rights of the other Party.

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10.7      No Implied Licenses. No rights or licenses with respect to any intellectual property owned by Verenium or Syngenta are granted or shall be deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement or in the License Agreement.

11.       Representations and Warranties.

11.1      Legal Authority. Each Party represents and warrants to the other that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein, including the exclusive grants of the Syngenta Rights and the Verenium Rights respectively.

11.2      No Conflicts.

    (a)       Syngenta represents and warrants that as of the Effective Date neither it nor any of its Affiliates is a party to any agreement or arrangement with any third party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or Bylaws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and that none of them shall enter into any such agreement, or so modify any existing agreement, which would conflict with its ability to fulfill any of its obligations under this Agreement.

    (b)       Verenium represents and warrants that as of the Effective Date neither it nor any of its Affiliates is a party to any agreement or arrangement with any third party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or bylaws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and that none of them shall enter into any such agreement, or so modify any existing agreement, which would limit or conflict with its ability to fulfill any of its obligations under this Agreement.

11.3      Disclosure.

    (a)      Verenium hereby represents and warrants that […***…].

    (b)      Syngenta hereby represents and warrants that […***…]. Syngenta further represents and warrants that […***…], other than (i) […***…], or (ii) […***…].

    (c)      Verenium hereby represents and warrants as of the Effective Date that, other than […***…], Verenium has no knowledge that […***…].

    (d)      Syngenta hereby represents and warrants as of the Effective Date that, other than […***…], Syngenta has no knowledge that […***…].

11.4      Disclaimer of Warranties. OTHER THAN AS SET FORTH IN THIS AGREEMENT, VERENIUM AND SYNGENTA EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, PATENT RIGHTS OR KNOW-HOW, RESEARCH RESULTS, TECHNOLOGY, PROGRAM TECHNOLOGY, GENE(S), BIOMOLECULE(S), OR PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR VALIDITY OF ANY TECHNOLOGY, PATENTED OR UNPATENTED.

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12.      Confidentiality.

12.1      Confidential Information. Except as expressly provided herein, the Parties agree that for a period of ten (10) years from and after the Effective Date of this Agreement, the Receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement the terms of this Agreement and any Confidential Information of the other Party. The Parties acknowledge and agree that the foregoing restrictions shall not apply to any:

(a)      information that is or becomes part of the public domain through no fault of the Receiving Party or its Affiliates;

(b)      information that was obtained during the term of the LRA or Collaboration Agreement or is obtained after the date hereof by the Receiving Party or one of its Affiliates from any Third Party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information;

(c)      information that is known to the Receiving Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the Receiving Party’s written records; or

(d)      information which has been independently developed by the Receiving Party without the aid or use of any Confidential Information, as shown by contemporaneous written records.

12.2      Permitted Disclosures. Confidential Information may be disclosed to employees, agents, consultants and actual or bona fide potential Sublicensees of the Receiving Party or its Affiliates, but only to the extent reasonably required to accomplish the purposes of this Agreement and only if such employees, agents, consultants and actual or potential bona fide Sublicensees to whom disclosure is to be made are subject to a written obligation to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants, Affiliates and Sublicensees do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall be permitted to disclose Confidential Information in the event that, and only to the extent that, such information is required to be disclosed to comply with applicable laws or regulations or for regulatory filings to test, register and sell or license products, or develop products for sale or license (such as disclosure to the United States Securities and Exchange Commission, the United States Environmental Protection Agency, the United States Department of Energy, the United States Food and Drug Administration, or the United States Patent and Trademark Office, or to their foreign equivalents) (including any disclosure necessary to enable a claim that a Party has the right to file pursuant to the terms of this Agreement), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure. In addition, each Party may disclose the terms of this Agreement to lenders, investment bankers, and similar financial institutions solely for purposes of financing the business operations of such Party and to third parties in connection with a potential bona fide merger or acquisition transaction either (i) upon the written consent of the other Party or (ii) if the disclosing Party obtains a signed confidentiality agreement with such financial institution or third party with respect to such information, upon terms substantially similar to those contained in this Section.

13.        Publicity. All publicity, press releases and other announcements relating to this Agreement or the transaction contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties; provided, however, that either Party may disclose the terms of this Agreement to the extent required to comply with applicable securities or other laws, in which case the disclosing Party shall use reasonable efforts to provide the non-disclosing Party the opportunity to review and comment on such disclosure prior to its submission. Verenium shall not reference Syngenta’s products or use Syngenta’s name, trademarks or logos in any Verenium press statements, news releases, advertising, promotional literature, public presentations, website or other publications of any nature without Syngenta’s prior written approval, not to be unreasonably withheld. Once a particular disclosure has been approved for disclosure, either Party may make disclosures which do not differ materially therefrom without any need for further consents. All such disclosures shall be copied to the other Party for information.

14.        Indemnification and Limitation of Liability.

14.1      Syngenta. Syngenta agrees to indemnify, defend and hold harmless Verenium and its Affiliates and Sublicensees and their respective employees, agents, officers, directors and permitted assigns (each a “Verenium Indemnitee”) from and against any claims, actions or suits by a third party resulting in any liabilities, damages, settlements, claims, penalties, fines, and reasonable costs or reasonable expenses incurred (including, without limitation, reasonable attorneys’ fees and other expenses of litigation, if any, of Third Parties awarded by the court in a final decision which is not appealed or is unappealable) (any of the foregoing, a “Claim”) against or incurred by any Verenium Indemnitee to the extent arising out of or resulting from (i) a breach of any of the representations or warranties of Syngenta under this Agreement; or (ii) a material breach of Syngenta’s obligations under this Agreement; or (iii) the development, manufacture, use, promotion, marketing, sale or other distribution of any product which consists of, incorporates or is made through the use of Collaboration Materials by Syngenta or its Affiliates or Sublicensees,, or (iv) any liability retained by Syngenta under the […***…] Agreement or the […***…] Agreement, as provided in Sections 4 and 5 of this Agreement, except, in each case, to the extent that such Claim arises out of or results from a matter for which Syngenta is entitled to be indemnified by Verenium pursuant to Section 14.2.

14.2      Verenium. Verenium agrees to indemnify, defend and hold harmless Syngenta and its Affiliates and Sublicensees and their respective employees, agents, officers, directors and permitted assigns (each a “Syngenta Indemnitee”) from and against any Claims against or incurred by any Syngenta Indemnitee arising out of or resulting from (i) a breach of any of the representations or warranties by Verenium under this Agreement; or (ii) a material breach by Verenium of its obligations under this Agreement; or (iii) the development, manufacture, use, promotion, marketing, sale or other distribution of any product which consists of, incorporates or is made through the use of Collaboration Materials by Verenium or its Affiliates or Sublicensees, except, in each case, to the extent that such Claim arises out of or results from a matter as to which Verenium is entitled to be indemnified by Syngenta pursuant to Section 14.1.

14.3      Procedure. A Verenium Indemnitee or Syngenta Indemnitee (the “Indemnitee”) that intends to claim indemnification under this Section shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel chosen by Indemnitor, with consent of Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall not enter into negotiations or enter into any agreement with respect to the settlement of any Claim without the prior written approval of

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the Indemnitor, and the indemnity agreement in this Section 14 shall not apply to amounts paid in settlement of any Claim if such settlement is made without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section. At the Indemnitor’s request, the Indemnitee under this Section, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

14.4      Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, neither Party shall have any liability to the other Party or to any Indemnitee for consequential or special damages or lost profits, and with respect to Third Party claims, shall only be obligated under Section 14.1 or 14.2, as applicable, to indemnify Indemnitees against actual damages, if any, awarded to a third party or actual settlement amounts, as applicable.

15.        Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party that is a licensee of such rights under this Agreement shall retain and may fully exercise its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be, within ten (10) days of the commencement of such proceeding, delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless the Party subject to such proceeding (or a trustee on behalf of the subject Party) elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

16.        Governing Law. This Agreement and any dispute arising from the performance or any breach hereof, including without limitation, any dispute, shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of laws principles.

17.        Arbitration.

17.1      Consultation. If an unresolved dispute arises out of or relates to this Agreement, or the breach hereof, either Party may refer such dispute to the Chief Executive Officer of Verenium and Syngenta’s Head of Plant Science (or equivalent position) or his or her nominee for good faith resolution. If such dispute is not settled within forty-five (45) days of such referral, then either Party may thereafter initiate arbitration in accordance with Section 17.2.

17.2      Resolution of Disputes. Except as otherwise provided in this Agreement, including Section 17.6, any dispute, controversy or claim arising out of the performance of this Agreement, including termination hereof, or any alleged breach hereof which is not settled by mutual consent pursuant to Section 17.1 above, shall be finally settled by binding arbitration as set forth in Section 17.3 below, subject to the right to appeal as provided in Section 17.5. Any arbitration award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and an order of enforcement.

17.3      Procedures. Arbitration of any dispute, controversy or claim shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three (3) independent, neutral arbitrators appointed in accordance with said rules. Any arbitration shall be held in New York, New York. The arbitrators shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. Except as otherwise expressly provided in this Agreement, the costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties and each Party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within a reasonable time period following the final decision of the arbitrators. The arbitrators shall be directed that any arbitration subject to this Section 17.3 shall be completed within one (1) year from the filing of notice of a request for such arbitration. The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party. Any decision which requires a monetary payment shall require such payment to be payable in United States dollars, free of any tax or other deduction. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators, subject to the right to appeal as provided in Section 17.5.

17.4      Decision. The arbitrators shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing pursuant to Section 17.3, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. Judgment on the award rendered by the arbitrators may be entered in any court having competent jurisdiction thereof.

17.5      Limited Right to Appeal. The Parties agree that a final decision of the arbitrators under Section 17.4 shall be subject to a limited arbitral appellate review process as set forth in this Section 17.5 (an “Appeal”). Within fifteen (15) calendar days of the Parties’ receipt of a final decision of the arbitrators, either Party may make an Appeal of such decision under this Section 17.5 upon written notice to the other Party. Such notice shall attach a copy of the arbitrators’ decision and the bases for appealing such decision. If neither Party provides such written notice to the other Party within such fifteen (15) day period, then the decision of the arbitrators under Section 17.4 shall be final, binding, and immediately enforceable. Any decision submitted to an Appeal in accordance with this Section 17.5 shall be heard and decided by a three (3) person appellate arbitral tribunal (“Tribunal”). The Tribunal shall be constituted using the same selection process as used for arbitrators pursuant to Section 17.3, except that candidates for the Tribunal shall be persons who have served as district court judges or circuit court judges in the United States federal court system, or who are agreed upon by the Parties, and no person having served as an arbitrator in the arbitration under Section 17.3 may serve on the Tribunal. Any Appeal proceedings shall be held in New York, New York, unless the Parties otherwise agree in writing. The Tribunal, in addition to deciding any Appeal, shall have the authority to make a full and final determination as to any challenge to the Tribunal’s authority to act. The Parties intend for the Appeal to proceed expeditiously and not be used to delay, or have the effect of unduly delaying, the enforcement of the decision of the arbitrators under Section 17.4 and therefore agree to use the following process. A telephonic, or where feasible in-person, pre-hearing conference shall be held with the Tribunal within fourteen (14) calendar days following the Tribunal being constituted. Within fourteen (14) calendar days following the pre-hearing conference, each Party shall provide to the other Party and the Tribunal a document stating its position with respect to the Appeal, not to exceed fifty (50) pages double spaced/letter sized paper (viewed in its totality, and not on a per claim basis), per Appeal. The Tribunal shall determine whether to hold an in-person or telephonic hearing, which in either case shall be held within fourteen (14) days after the date that the last position document was received by the Tribunal. The Appeal shall be based solely on the written award and statement of decision by the arbitrators delivered under Section 17.4, and no new evidence shall be submitted. In no event shall the Tribunal, or any Party, contact ex parte, examine, call for testimony, or seek to offer the statement of any of the arbitrators. The standard to be applied to any Appeal based upon an asserted erroneous finding of fact, or mixed questions of fact and law, shall be whether or not the finding was supported by sufficient evidence presented to meet the standard of proof required in respect of the applicable claim or claims before the arbitrators which rendered the decision that is subject to the Appeal. The standard to be applied to any Appeal based upon an erroneous finding of law shall be de novo. The Tribunal shall render its written decision within fifteen (15) calendar days after the hearing. The decision shall be final and binding on the Parties and shall include an award of costs and fees in accordance with Section 17.3. Nothing herein shall be deemed as waiving or affecting, or intending to waive or affect, the right of any party to challenge the enforceability of an arbitral award based upon the provisions of the Federal Arbitration Act, the New York Convention on the Enforcement of Foreign Arbitral Awards, or any other applicable statute, treaty or convention.

17.6      Excluded Matters. This Section 17 shall not apply to any dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

17.7      Waiver. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a claim between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

18.        Waiver. No failure on the part of Syngenta or Verenium to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, including without limitation any right under this Agreement or under common law, in equity, by statute, or otherwise.

19.        Assignment. This Agreement shall not be assignable by either Party to any third party hereto without the written consent of the other Party hereto; except either Party may assign this Agreement, without such consent, to an Affiliate of such Party; and either Party may assign this Agreement to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that, in the event of such merger, reorganization, acquisition, sale or other transaction, no intellectual property of any acquiring entity that is not a Party on the Effective Date shall be included in the technology and intellectual property licensed hereunder. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

20.        Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by internationally recognized express delivery service, registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

If to Syngenta:

Syngenta Participations AG

Schwarzwaldallee 215

CH-4002

Basel, Switzerland

Attention: President

Fax: 41 61 323 7571

With a copy to:

Syngenta International AG

Schwarzwaldallee 215

CH-4002

Basel, Switzerland

Attention: General Counsel

Fax: 41 61 323 7571

And with a copy to:

Syngenta Biotechnology, Inc.

3054 E. Cornwallis Road

PO Box 12257

Research Triangle Park, NC 27709-2257

Attention: Corporate Counsel

Fax: 919-597-3035

If to Verenium:

Verenium Corporation

55 Cambridge Parkway, 8th Floor

Cambridge, MA 02142

Attention: Chief Executive Officer

Fax: (617) 674-5353

With a copy to:

Verenium Corporation

55 Cambridge Parkway, 8th Floor

Cambridge, MA 02142

Attention: General Counsel

Fax: (617) 674-5353

Each Party providing notice shall as a matter of courtesy, use reasonable efforts to transmit an electronic or facsimile copy of any such notice, but a failure to do so shall not constitute a failure to provide notice or a breach of this Agreement. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

21.        Independent Contractors. Both Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent or partner of the other Party for any purpose whatsoever. Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party.

22.        Advice of Counsel. Verenium and Syngenta have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

23.        Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

24.        Entire Agreement; Termination of LRA; Modified Term of Research License and Option Agreement; Waiver and Release.

24.1      Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and, supersede all prior or contemporaneous understandings or agreements, whether written or oral, between Verenium and Syngenta with respect to such subject matter, including but not limited to the Collaboration Agreement and the LRA, but subject to Section 24.3.

24.2      Termination of LRA. The LRA is hereby terminated as of the Effective Date, and the Parties hereby agree and affirm that (i) neither Party shall have any further obligation with respect to the LRA or the Collaboration Agreement, and (ii) the LRA and the Collaboration Agreement are of no further force or effect and are hereby superseded and replaced in their entirety by this Agreement as of the Effective Date.

24.3      Modified Term of […***…] Agreement. The Parties hereby agree that (a) […***…] Agreement between the Parties, effective as of […***…] (the “[…***…]”), are hereby amended in their entirety as set forth below, (b) the obligations of the Parties under […***…], and (c) except as amended by this Section 24.3, the […***…] remains in effect in accordance with its terms.

    “[…***…]      “[…***…]” means […***…].”

    “[…***…]      […***…]. […***…].”

    “[…***…]      […***…]. This Agreement […***…].”

24.4      Waiver and Release. Each Party hereby generally, irrevocably, unconditionally and completely releases, acquits and forever discharges the other Party, and all agents, representative, employees, officers, directors, attorneys, successors and assigns thereof, from any and all claims, causes

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of action, damages, losses, attorneys’ fees, costs, whether known or unknown, suspected or unsuspected, matured or unmatured, of every kind and nature, at law or in equity, arising from or relating to claims or potential claims regarding the scope of the rights and obligations with respect to the Collaboration Agreement or the LRA as of the Effective Date to the extent of the subject matter expressly addressed in this Agreement and any other claim or potential claim raised in written correspondence between the parties with respect to matters under the Collaboration Agreement or the LRA. Nothing in this Agreement shall be deemed to release, acquit or discharge either Party, or its agents, representative, employees, officers, directors, attorneys, successors and assigns, from its obligations under this Agreement or any claim arising from any breach of such obligations.

25.      Headings. The captions to the several Sections and Subsections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

26.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

27.      Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

Syngenta Participations AG		Verenium Corporation

By:	/s/ Michael Kock	By:	/s/ Gerald M. Haines II

Title:	Global Head IP Seeds	Title:	Executive Vice President

Date:	28 October 2009	Date:	10/28/09

By:	/s/ Pierre-Etienne Boin

Title:	Head Agribusiness Legal & IP

Date:	28 October 2009

EXHIBIT A

Biomolecules Included in Collaboration Materials

[…***…]

*** Confidential Treatment Requested

EXHIBIT B

Syngenta Patent Rights

[…***…]

*** Confidential Treatment Requested

Exhibit C

[…***…] Assignment Agreement

[…***…]

*** Confidential Treatment Requested

Exhibit D

[…***…] Assignment Agreement

[…***…]

*** Confidential Treatment Requested

Exhibit E

Material Production

Exhibit F

Information Delivery

INFORMATION TO BE DELIVERED TO SYNGENTA:

[…***…]

INFORMATION TO BE DELIVERED TO VERENIUM:

[…***…]

*** Confidential Treatment Requested

Exhibit G

Assigned Patent Rights

[…***…]

*** Confidential Treatment Requested

Exhibit H

Patent Assignment Form

The parties will execute standard patent assignment forms generally acceptable by the patent office in the jurisdiction(s) to which the patent assignment applies.

*** Confidential Treatment Requested

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